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                                                                    EXHIBIT 3.10

                    AMENDED AND RESTATED OPERATING AGREEMENT

                                       OF

                      DRESSER-RAND GLOBAL SERVICES, L.L.C.

            THIS AMENDED AND RESTATED OPERATING AGREEMENT (the "Agreement") of Dresser-Rand Global Services, L.L.C. (the "Company") dated as of this 29 day of October, 2004, by Dresser-Rand Company, as the sole member of the Company (the "Member"). This Amended and Restated Operating Agreement amends and restates those certain Regulations of Dresser-Rand Global Services, L.L.C. dated as of September 17, 1998.

                                     RECITAL

            The Company has been formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq. (as from time to time amended and including any successor statute of similar import, the "Act") and the Certificate of Formation (as defined herein) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.

                                    ARTICLE 1
                          The Limited Liability Company

            1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201 of the Act (the "Certificate of Formation") has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.

            1.2 Name. The name of the Company shall be "Dresser-Rand Global Services, L.L.C." and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

            1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited
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liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

            1.4 Registered Office and Agent. The location of the registered office of the Company shall be 1209 Orange Street, Wilmington, Delaware 19801. The Company's Registered Agent at such address shall be Corporation Trust Company.

            1.5 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.

                                    ARTICLE 2
                                   The Member

            2.1 The Member. The name and address of the Member is as follows:

      Name                                 Address
      ----                                 -------
      Dresser-Rand Company                 P.O. Box 560
                                           Paul Clark Drive
                                           Olean, NY 14760

            2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

            2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

            2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.


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            2.5 Admission of Members. New members shall be admitted only upon the approval of the Member.

                                    ARTICLE 3
                                    The Board

            3.1 Management By Board of Managers.

                  (b) Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the "Board"), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of one (1) to nine (9) individuals (the "Managers"), the exact number of Managers to be determined from time to time by resolution of the Member. The initial Board shall consist of 1 member, who shall be Thomas R. Denison.

                  (c) Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Member.

                  (d) Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

            3.2 Action By the Board.

                  (a) Meetings of the Board may be called by any Manager upon two (2) days prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.


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                  (b) Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.

            3.3 Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

            3.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

                                    ARTICLE 4
                       Capital Structure and Contributions

            4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the "Common Interests"), which shall initially consist of one hundred common interests. All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by
Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend: "This certificate evidences an interest in Dresser-Rand Global Services, L.L.C. and shall be a security for purposes of Article 8 of the Uniform Commercial Code." This provision shall not be amended, and any purported amendment to this provision shall, without the consent of the assignee, not take effect until all outstanding certificates have been surrendered for cancellation.

            4.2 Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board. A capital account shall be


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maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

                                    ARTICLE 5
                        Profits, Losses and Distributions

            5.1 Profits and Losses. For financial accounting and tax purposes, the Company's net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Member.

            5.2 Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board. The distributions of the Company shall be allocated entirely to the Member.

                                    ARTICLE 6
                              Events of Dissolution

      The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an "Event of Dissolution"):

                  (a) The Member votes for dissolution; or

                  (b) A judicial dissolution of the Company under Section 18-

802 of the Act.

                                    ARTICLE 7
                      Transfer of Interests in the Company

                  The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.


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                                    ARTICLE 8
                         Exculpation and Indemnification

             8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, Managers, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company (individually, a "Covered Person" and, collectively, the "Covered Persons") shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

            8.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative ("Claims"), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person's rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 8.2.

            8.3 Amendments. Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses


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of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                                    ARTICLE 9
                                  Miscellaneous

            9.1 Tax Treatment. To the extent the Member is the sole member of the Company, unless otherwise determined by the Member, the Company shall be treated as an entity that is disregarded as an entity separate from its owner for all tax purposes, and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be so treated.

            9.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

            9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

            9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

            9.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.


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      IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

                                    DRESSER-RAND COMPANY

                                    By: Dresser-Rand LLC, its partner
                                    By: Dresser-Rand Group Inc.


                                    By: /s/ Thomas R. Denison
                                        ---------------------
                                    Name:  Thomas R. Denison
                                    Title: President


                                    by: Dresser-Rand Group Inc., its partner


                                    By: /s/ Thomas R. Denison
                                        ---------------------
                                    Name:  Thomas R. Denison
                                    Title: President


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